Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Independent Accountants” and to the use of our report dated May 24, 2004 in the Registration Statement on Form N-1A of Trend Trader Funds (the “Trust”) and its incorporation by reference in the related Prospectuses and Statement of Additional Information of the Trust, filed with the Securities and Exchange Commission in the Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-112722) and in this Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-21508).

/s/ BKD, LLP

BKD, LLP

Houston, Texas

July 19, 2004